Exhibit 2.2

Transaction Number / Numéro de transaction: APP-A10602344441
Generated on: October 21, 2024, 11:37 / Généré le: 21 octobre 2024, 11:37

Ontario

Ministry of Public and
Business Service Delivery
Ministère des Services au public et
aux entreprises

Certificate of Status

Attestation du statut juridique

Business Corporations Act

Loi sur les sociétés par actions

This is to certify that

La présente vise à attester que

2345405 ONTARIO INC.

Corporation Name / Dénomination sociale

2345405

Ontario Corporation Number / Numéro de société de l'Ontario

is a corporation incorporated, amalgamated or continued under the laws of the Province of Ontario according to the electronic records maintained by the Ministry of Public and Business Service Delivery.

est, selon les dossiers électroniques du dossier du ministère des Services au public et aux entreprises, une société constituée, issue d'une fusion ou qui continue d'être exploitée en vertu des lois de la province de l'Ontario.

The corporation came into existence on October 09, 2012 and has not been dissolved.

La société a vu le jour le 09 octobre 2012 et n'a pas été dissoute.

V. Quintanilla W.

Director / Directeur
Business Corporations Act / Loi sur les sociétés par actions

Certified a true copy of the record of the Ministry of Public and Business Service Delivery.

V. Quintanilla W.

Director/Registrar

Copie certifiée conforme du dossier du ministère des Services au public et aux entreprises.

V. Quintanilla W.

Directeur ou registrateur